Exhibit 99.1
NEWS

REPUBLIC CONTACTS
Media Inquiries:	Will Flower	(954) 769-6392
Investor Inquiries:	Ed Lang	(954) 769-3591
	Tod Holmes	(954) 769-2387
REPUBLIC SERVICES, INC. REPORTS
THIRD QUARTER EARNINGS
OF $0.48 PER SHARE
•	Operating margins at 20 percent
•	Internal growth of 4.2 percent
•	Free cash flow on target to achieve full year guidance
FORT LAUDERDALE, Fla., Oct. 30, 2008...Republic Services, Inc. (NYSE: RSG) today reported that revenue in the third quarter of 2008 increased 3.4 percent to $834.0 million from $806.2 million for the same period in 2007. Net income for the three months ended September 30, 2008 was $88.7 million, or $0.48 per diluted share, versus net income of $67.0 million, or $0.35 per diluted share, for the comparable period last year. The Company’s income before income taxes for the three months ended September 30, 2008 included $3.2 million of pre-tax integration costs ($2.0 million, or $0.01 per diluted share, net of tax) associated with the Company’s proposed merger with Allied Waste Industries, Inc. The Company’s income before income taxes for the three months ended September 30, 2007 included a $32.9 million pre-tax charge ($20.3 million, or $0.11 per diluted share, net of tax) related primarily to an increase in the estimated cost to remediate the Company’s Countywide Recycling and Disposal Facility in Ohio.
Operating income for the three months ended September 30, 2008 was $167.0 million, or 20.0 percent of revenue, compared to operating income of $128.3 million for the same period last year. Excluding the $3.2 million of pre-tax integration costs associated with the Company’s proposed merger with Allied, operating income for the three months ended September 30, 2008 would have been $170.2 million, or 20.4 percent of revenue. Excluding the $32.9 million pre-tax charge related primarily to an increase in the expected cost to remediate the Countywide facility, operating income for the three months ended September 30, 2007 would have been $161.2 million, or 20.0 percent of revenue.
Revenue for the nine months ended September 30, 2008 increased 2.5 percent to $2,440.7 million from $2,380.2 million for the same period in 2007. Net income for the nine months ended September 30, 2008 was $205.5 million, or $1.11 per diluted share, versus net income of $208.1 million, or $1.08 per diluted share, for the comparable period last year. The Company’s income before income taxes for the nine months ended September 30, 2008 includes a $69.0 million pre-tax charge ($43.8 million, or approximately $0.24 per diluted share, net of tax) related to remediation costs at the Countywide facility and costs to comply with a Consent Decree and Settlement Agreement related to the Sunrise Landfill. It also includes $3.2 million of pre-tax integration costs ($2.0 million or $0.01 per diluted share, net of tax) associated with the Company’s proposed merger with Allied. Income before income taxes for the nine months ended September 30, 2007 includes $54.9 million of pre-tax charges ($33.8 million, or $0.18 per diluted share, net of tax) related primarily to increases in the estimated costs to remediate the Countywide facility.
Operating income for the nine months ended September 30, 2008 was $394.8 million, or 16.2 percent of revenue, compared to operating income of $396.1 million, or 16.6 percent of revenue, for the same period last year. Excluding $68.0 million of operating expenses to remediate the Countywide facility and Sunrise Landfill and $3.2 million of integration costs associated with the Company’s proposed merger with Allied, operating income for the nine months ended September 30, 2008 would have been $466.0 million, or 19.1 percent of revenue. Excluding the $54.2 million of operating expenses included in the charge for the costs primarily for remediation of the Countywide facility, operating income for the nine months ended September 30, 2007 would have been $450.3 million, or 18.9 percent of revenue.

“The fundamentals of our business remain strong,” said James E. O’Connor, Chairman and Chief Executive Officer of Republic Services, Inc. “We remain on target to achieve our full year free cash flow guidance. While we continue to experience a reduction in volume related to the overall economy, I am pleased that pricing during the third quarter was consistent with prior quarters. As with previous economic slowdowns, our field organization continues to adjust resources and equipment to maintain productivity and control operating costs.”
Proposed Merger with Allied Waste Industries
Republic Services and Allied Waste Industries have both established November 14, 2008 as the date of their respective special stockholder meetings. Stockholders of record as of the October 6, 2008 record date are eligible to vote on the proposed merger.
Commenting on the proposed merger, Mr. O’Connor said, “We have made excellent progress in planning for the integration of Republic and Allied following the merger. Over the course of the past four months, we have invested more than 20,000 employee hours in the planning process. The leaders of our integration team and the hundreds of employees who have worked to create these plans have done a fantastic job. Our extensive planning process will ensure a seamless transaction for customers and employees and allow us to successfully achieve the $150 million in synergy savings to create value for our shareholders.”
Quarterly Dividend
Republic Services also announced that its Board of Directors declared a regular quarterly dividend of $0.19 per share for stockholders of record on January 2, 2009. The dividend will be paid on January 16, 2009.
Republic Services, Inc. is a leading provider of solid waste collection, transfer and disposal services in the United States. The Company’s operating units are focused on providing solid waste services for commercial, industrial, municipal and residential customers.

Additional Information and Where to Find It
This communication is being made in respect of the proposed business combination involving Republic and Allied. Republic has filed with the Securities and Exchange Commission a definitive Joint Proxy Statement/Prospectus in connection with the proposed transaction with Allied. The definitive Joint Proxy Statement/Prospectus was mailed on or about October 14, 2008 to stockholders of Republic and Allied of record as of the close of business on October 6, 2008. INVESTORS AND SECURITY HOLDERS OF REPUBLIC ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders are able to obtain free copies of the definitive Joint Proxy Statement/Prospectus and other documents filed with the SEC by Republic through the website maintained by the SEC at www.sec.gov. Free copies of the Registration Statement and the definitive Joint Proxy Statement/Prospectus and other documents filed with the SEC can also be obtained by directing a request to Republic Services, Inc., 110 SE 6th Street, 28th Floor, Fort Lauderdale, Florida, 33301 Attention: Investor Relations.
Certain statements and information included herein constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied in or by such forward-looking statements. Such factors include, among other things:
•	whether the Company’s estimates and assumptions concerning its selected balance sheet accounts, income tax accounts, final capping, closure, post-closure and remediation costs, available airspace, and projected costs and expenses related to the Company’s landfills and property and equipment, and labor, fuel rates, and economic and inflationary trends, turn out to be correct or appropriate;
•	various factors that will impact the actual business and financial performance of the Company such as competition and demand for services in the solid waste industry;
•	the Company’s ability to manage growth;
•	the Company’s ability to complete its merger with Allied Waste Industries, Inc.;
•	the Company’s ability to successfully integrate Allied’s and Republic’s operations and to achieve synergies or create long-term value for stockholders as expected;
•	compliance with, and future changes in, environmental regulations;
•	the Company’s ability to obtain approvals from regulatory agencies in connection with operating and expanding the Company’s landfills;
•	the ability to obtain financing on acceptable terms to finance the Company’s operations and growth strategy and for the Company to operate within the limitations imposed by financing arrangements;
•	the ability of the Company to repurchase common stock at prices that are accretive to earnings per share;
•	the Company’s dependence on key personnel;
•	general economic and market conditions including, but not limited to, inflation and changes in commodity pricing, fuel, labor, risk and health insurance, and other variable costs that are generally not within control of the Company;
•	the Company’s dependence on large, long-term collection, transfer and disposal contracts;
•	the Company’s dependence on acquisitions for growth;
•	risks associated with undisclosed liabilities of acquired businesses;
•	risks associated with pending legal proceedings; and
•	other factors contained in the Company’s filings with the Securities and Exchange Commission.
###

REPUBLIC SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share data)

	September 30,	December 31,
	2008	2007(1)
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$39.9	$21.8
Accounts receivable, less allowance for doubtful accounts of $15.3 and $14.7, respectively	326.3	298.2
Other current assets	107.9	93.8

Total Current Assets	474.1	413.8

RESTRICTED CASH	171.4	165.0
PROPERTY AND EQUIPMENT, NET	2,195.1	2,164.3
GOODWILL AND OTHER INTANGIBLE ASSETS, NET	1,587.3	1,582.2
OTHER ASSETS	178.6	142.5

	$4,606.5	$4,467.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable, deferred revenue and other current liabilities	$595.9	$626.4
Notes payable and current maturities of long-term debt	101.6	2.3

Total Current Liabilities	697.5	628.7

LONG-TERM DEBT, NET OF CURRENT MATURITIES	1,497.2	1,565.5
ACCRUED LANDFILL AND ENVIRONMENTAL COSTS	377.1	279.2
OTHER LIABILITIES	722.9	690.6
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, par value $.01 per share; 50,000,000 shares authorized; none issued	—	—
Common stock, par value $.01 per share; 750,000,000 shares authorized; 197,057,945 and 195,761,969 issued, including shares held in treasury, respectively	2.0	2.0
Additional paid-in capital	74.1	38.7
Retained earnings	1,680.9	1,572.3
Treasury stock, at cost (14,894,412 and 10,338,970 shares, respectively)	(456.7)	(318.3)
Accumulated other comprehensive income, net of tax	11.5	9.1

Total Stockholders’ Equity	1,311.8	1,303.8

	$4,606.5	$4,467.8

(1)	Derived from the December 31, 2007 consolidated balance sheet.

REPUBLIC SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
REVENUE	$834.0	$806.2	$2,440.7	$2,380.2

EXPENSES:
Cost of operations	499.5	520.4	1,553.5	1,506.7
Depreciation, amortization and depletion	77.3	78.0	226.9	233.9
Accretion	4.6	4.3	13.5	12.6
Selling, general and administrative	85.6	75.2	252.0	230.9

OPERATING INCOME	167.0	128.3	394.8	396.1

INTEREST EXPENSE	(22.6)	(23.9)	(65.1)	(71.1)
INTEREST INCOME	2.6	3.1	7.9	9.5
OTHER INCOME (EXPENSE), NET	(1.6)	1.5	(0.7)	2.6

INCOME BEFORE INCOME TAXES	145.4	109.0	336.9	337.1

Provision for income taxes	56.7	42.0	131.4	129.0

NET INCOME	$88.7	$67.0	$205.5	$208.1

BASIC EARNINGS PER SHARE:
Basic earnings per share	$0.49	$0.36	$1.13	$1.09

Weighted average common shares outstanding	182.3	187.8	182.6	191.4

DILUTED EARNINGS PER SHARE:
Diluted earnings per share	$0.48	$0.35	$1.11	$1.08

Weighted average common and common equivalent shares outstanding	184.1	189.7	184.4	193.3

CASH DIVIDENDS PER COMMON SHARE	$0.1900	$0.1700	$0.5300	$0.3834

REPUBLIC SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Nine Months Ended September 30,
	2008	2007
CASH PROVIDED BY OPERATING ACTIVITIES:
Net income	$205.5	$208.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and depletion	226.9	233.9
Accretion	13.5	12.6
Other non-cash items	43.2	34.5
Change in operating assets and liabilities, net of effects from business acquisitions and dispositions	(14.9)	(18.5)

	474.2	470.6

CASH USED IN INVESTING ACTIVITIES:
Purchases of property and equipment	(264.1)	(216.0)
Proceeds from sales of property and equipment	5.8	4.7
Cash used in business acquisitions, net of cash acquired	(13.4)	(1.9)
Cash proceeds from business dispositions, net of cash disposed	—	4.9
Change in restricted cash	(6.4)	(48.8)
Other	(0.2)	—

	(278.3)	(257.1)

CASH USED IN FINANCING ACTIVITIES:
Proceeds from notes payable and long-term debt	693.4	307.5
Payments of notes payable and long-term debt	(663.2)	(202.1)
Issuances of common stock	20.2	24.6
Excess income tax benefit from stock option exercises	3.9	4.1
Purchases of common stock for treasury	(138.4)	(292.1)
Cash dividends paid	(93.7)	(62.0)

	(177.8)	(220.0)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	18.1	(6.5)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	21.8	29.1

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$39.9	$22.6

REPUBLIC SERVICES, INC.
SUPPLEMENTAL UNAUDITED FINANCIAL INFORMATION
     The following information should be read in conjunction with the Company’s audited Consolidated Financial Statements and notes thereto appearing in the Company’s Form 10-K as of and for the year ended December 31, 2007. It should also be read in conjunction with the Company’s Unaudited Condensed Consolidated Financial Statements and notes thereto appearing in the Company’s Form 10-Q as of and for the six months ended June 30, 2008.
INCOME TAXES
     The Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“the Interpretation”) effective January 1, 2007, as required. During the first quarter of 2007, the Company recorded $4.2 million of additional income taxes related to the resolution of various income tax matters. During the second quarter of 2007, the Company recorded a $5.0 million reduction in income taxes related to the resolution of various income tax matters, including the effective closing of the Internal Revenue Service’s audits of the Company’s tax returns for fiscal years 2001 through 2004. The Company expects its effective tax rate for fiscal year 2008 to be approximately 39.0%.
OTHER MATTERS
     Proposed Merger with Allied. As previously reported, on June 22, 2008, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Allied Waste Industries, Inc. (“Allied”), which Merger Agreement was amended on July 31, 2008. The completion of the Merger is subject to certain terms and conditions, including, but not limited to, approval of the transaction by the shareholders of both Republic and Allied, regulatory approval from the Department of Justice, and receipt of credit ratings for the combined company classifying its senior unsecured debt as investment grade. The Merger Agreement also contains other terms and conditions that are customary for a merger of equals transaction. At the effective time of the Merger, each share of Allied common stock outstanding will be converted into .45 shares of Republic common stock. Republic expects to issue approximately 196 million shares of common stock to Allied shareholders in the transaction. Mr. James E. O’Connor, currently Chairman of the Board of Directors and Chief Executive Officer of Republic, and Mr. Tod C. Holmes, currently Chief Financial Officer of Republic, will continue in their present positions with the combined company. The transaction is expected to close in the fourth quarter of 2008. As of September 30, 2008, the Company had capitalized $33.3 million of costs to other assets that are directly related to the transaction and had expensed $3.2 million in integration costs. In the event the Company terminates this transaction, under certain circumstances it would be obligated to pay Allied a termination fee of $200.0 million plus reimburse expenses of up to $50.0 million. Should Allied terminate the transaction, under certain circumstances it would be obligated to pay the Company a termination fee of $200.0 million plus reimburse expenses of up to $50.0 million.
     Countywide Landfill Remediation. During the first quarter of 2007, the Company recorded a pre-tax charge of $22.0 million ($13.5 million, or $.07 per diluted share, net of tax), related to estimated costs the Company believed would be required to comply with Final Findings and Orders (“F&Os”) issued by the Ohio Environmental Protection Agency (“OEPA”) in response to environmental conditions at the Company’s Countywide Recycling and Disposal Facility (“Countywide”) in East Sparta, Ohio. The Company has complied with and will continue to comply with the F&Os. However, even though indications existed that the reaction had begun to subside, the Company nevertheless agreed with the OEPA to take certain additional remedial actions at Countywide. Consequently, during the three months ended September 30, 2007, the Company recorded an additional pre-tax charge of $23.3 million ($14.4 million, or $.08 per diluted share, net of tax).

     During the second quarter of 2008, the Company received additional orders from the OEPA. The Company also entered into an Agreed Order on Consent (“AOC”) with the United States Environmental Protection Agency (“U.S. EPA”). As a result of the additional orders received from the OEPA and the orders received from the U.S. EPA, the Company recorded an additional pre-tax charge of $34.0 million ($21.8 million, or $.12 per diluted share, net of tax) during the three months ended June 30, 2008.
     The remediation liability remaining for Countywide as of September 30, 2008 is $37.5 million, of which approximately $5.1 million is expected to be paid out during the remainder of 2008. The majority of the remaining costs are expected to be paid during 2009 through 2011. While the Company is vigorously pursuing financial contributions from third parties for its costs to comply with the F&Os and the additional remedial actions, the Company has not recorded any receivables for potential recoveries.
     Sunrise Landfill Remediation. On August 1, 2008, Republic Services of Southern Nevada (“RSSN”), a wholly owned subsidiary of the Company, signed a Consent Decree and Settlement Agreement (“Consent Decree”) with the U.S. EPA, the Bureau of Land Management and Clark County, Nevada related to the Sunrise Landfill. Under the Consent Decree, RSSN has agreed to perform certain remedial actions at the Sunrise Landfill for which RSSN and Clark County were otherwise jointly and severally liable. As a result, the Company recorded, based on management’s best estimates, a pre-tax charge of $35.0 million ($22.0 million, or $.12 per diluted share, net of tax) during the three months ended June 30, 2008, of which $34.0 million was recorded for remediation costs associated with complying with the Consent Decree. RSSN is currently working with the Clark County Staff and Board of Commissioners to develop a mechanism to fund the costs to comply with the Consent Decree. However, the Company has not recorded any potential recoveries. The majority of this remediation liability is expected to be paid during 2009 and 2010.
     Other Landfill Matters. During the third quarter of 2007, the Company recorded a pre-tax charge of $9.6 million ($5.9 million, or $.03 per diluted share, net of tax) associated with an increase in estimated leachate disposal costs and costs to upgrade onsite equipment that captures and treats leachate at the Company’s closed disposal facility in Contra Costa County, California. These additional remediation costs are attributable to a consent agreement with the California Department of Toxic Substance Control. The majority of these additional costs will be paid during the remainder of fiscal 2008 and 2009.
     It is reasonably possible that the Company will need to adjust the charges noted above to reflect the effects of new or additional information, to the extent that such information impacts the costs, timing or duration of the required actions. Future changes in the Company’s estimates of the costs, timing or duration of the required actions could have a material adverse effect on the Company’s financial position, results of operations or cash flows.
OPERATING INCOME BEFORE DEPRECIATION, AMORTIZATION, DEPLETION AND ACCRETION
     Operating income before depreciation, amortization, depletion and accretion, which is not a measure determined in accordance with U.S. generally accepted accounting principles (“GAAP”), for the three and nine months ended September 30, 2008 and 2007 is calculated as follows (in millions):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net income	$88.7	$67.0	$205.5	$208.1
Provision for income taxes	56.7	42.0	131.4	129.0
Other (income) expense, net	1.6	(1.5)	.7	(2.6)
Interest expense	22.6	23.9	65.1	71.1
Interest income	(2.6)	(3.1)	(7.9)	(9.5)
Depreciation, amortization and depletion	77.3	78.0	226.9	233.9
Accretion	4.6	4.3	13.5	12.6

Operating income before depreciation, amortization, depletion and accretion	$248.9	$210.6	$635.2	$642.6

     The Company believes that the presentation of operating income before depreciation, amortization, depletion and accretion is useful to investors because it provides important information concerning the Company’s operating performance exclusive of certain non-cash costs. Operating income before depreciation, amortization, depletion and accretion demonstrates the Company’s ability to execute its financial strategy which includes reinvesting in existing capital assets to ensure a high level of customer service, investing in capital assets to facilitate growth in the Company’s customer base and services provided, pursuing strategic acquisitions that augment the Company’s existing business platform, repurchasing shares of common stock at prices that provide value to the Company’s shareholders, paying cash dividends, maintaining the Company’s investment grade rating and minimizing debt. This measure has material limitations. Although depreciation, amortization, depletion and accretion are considered operating costs in accordance with GAAP, they represent the allocation of non-cash costs generally associated with long-lived assets acquired or constructed in prior years.
CASH FLOW
     The Company defines free cash flow, which is not a measure determined in accordance with GAAP, as cash provided by operating activities less purchases of property and equipment plus proceeds from sales of property and equipment as presented in the Company’s unaudited condensed consolidated statements of cash flows. The Company’s free cash flow for the three and nine months ended September 30, 2008 and 2007 is calculated as follows (in millions):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Cash provided by operating activities	$162.7	$126.7	$474.2	$470.6
Purchases of property and equipment	(98.7)	(68.7)	(264.1)	(216.0)
Proceeds from sales of property and equipment	2.5	2.0	5.8	4.7

Free cash flow	$66.5	$60.0	$215.9	$259.3

     Purchases of property and equipment as reflected on the Company’s unaudited condensed consolidated statements of cash flows and the free cash flow presented above represent amounts paid during the period for such expenditures. A reconciliation of property and equipment reflected on the unaudited condensed consolidated statements of cash flows to property and equipment received during the period is as follows (in millions):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Purchases of property and equipment per the unaudited condensed consolidated statements of cash flows	$98.7	$68.7	$264.1	$216.0
Adjustments for property and equipment received during the prior period but paid for in the following period, net	1.5	1.9	(26.4)	(32.3)

Property and equipment received during the current period	$100.2	$70.6	$237.7	$183.7

     The adjustments noted above do not affect either the Company’s net change in cash and cash equivalents as reflected in its unaudited condensed consolidated statements of cash flows or its free cash flow.
     The Company believes that the presentation of free cash flow provides useful information regarding the Company’s recurring cash provided by operating activities after expenditures for property and equipment, net of proceeds from sales of property and equipment. It also demonstrates the Company’s ability to execute its financial strategy as previously discussed and is a key metric used by the Company to determine compensation. The presentation of free cash flow has material limitations. Free cash flow does not represent the Company’s cash flow available for discretionary expenditures because it excludes certain expenditures that are required or that the Company has committed to such as debt service requirements and dividend payments. The Company’s definition of free cash flow may not be comparable to similarly titled measures presented by other companies.

     Capital expenditures include $1.0 million and $2.0 million of capitalized interest for the three and nine months ended September 30, 2008, and $.8 million and $2.1 million of capitalized interest for the three and nine months ended September 30, 2007.
     As of September 30, 2008, accounts receivable were $326.3 million, net of allowance for doubtful accounts of $15.3 million, resulting in days sales outstanding of approximately 35 (or 21 net of deferred revenue).
SHARE REPURCHASE PROGRAM
     During the nine months ended September 30, 2008, the Company repurchased a total of 4.6 million shares of its common stock for $138.4 million. As of September 30, 2008, the Company was authorized to repurchase up to an additional $248.0 million of its common stock under its existing stock repurchase program. During the second quarter of 2008, the Company suspended its share repurchase program as a result of its planned merger with Allied. The Company expects that its share repurchase program will continue to be suspended for at least two years following completion of the merger.
CASH DIVIDENDS
     In July 2008, the Company paid a cash dividend of $30.9 million to shareholders of record as of July 1, 2008. As of September 30, 2008, the Company recorded a dividend payable of $34.7 million to shareholders of record at the close of business on October 1, 2008, which has been paid. In October 2008, the Company’s Board of Directors declared a regular quarterly dividend of $.19 per share payable to shareholders of record as of January 2, 2009, which will be paid on January 16, 2009.
     REVENUE
     The following table reflects total revenue of the Company by revenue source for the three and nine months ended September 30, 2008 and 2007 (in millions):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Collection:
Residential	$216.2	$201.3	$633.4	$598.7
Commercial	259.2	237.8	762.5	701.8
Industrial	161.3	165.8	476.3	488.3
Other	5.9	4.9	16.2	14.7

Total collection	642.6	609.8	1,888.4	1,803.5

Transfer and disposal	304.7	307.6	886.6	899.5
Less: Intercompany	(154.0)	(156.7)	(455.2)	(461.9)

Transfer and disposal, net	150.7	150.9	431.4	437.6

Other	40.7	45.5	120.9	139.1

Total revenue	$834.0	$806.2	$2,440.7	$2,380.2

     The following table reflects the Company’s revenue growth for the three and nine months ended September 30, 2008 and 2007:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Core price	3.8%	4.0%	4.0%	4.1%
Fuel surcharges	2.8	(.1)	1.9	—
Environmental fee	.4	.1	.3	.3
Commodities	.3	.9	.6	.9

Total price	7.3	4.9	6.8	5.3

Core volume	(3.3)	(1.9)	(3.1)	(1.5)
Non-core volume	.2	(.1)	.2	(.1)

Total volume	(3.1)	(2.0)	(2.9)	(1.6)

Total internal growth	4.2	2.9	3.9	3.7

Acquisitions, net of divestitures	(.9)	(.6)	(1.5)	(.4)
Taxes	.1	.1	.1	—

Total revenue growth	3.4%	2.4%	2.5%	3.3%